Exhibit 10.1

                                                               EXECUTION VERSION

                            ASSET PURCHASE AGREEMENT

      This Asset Purchase Agreement (the "Agreement") is entered into as of August 1, 2007, by and between MCI COMMUNICATIONS SERVICES, INC., a Delaware corporation ("Seller"), and ACQUISITION 1 CORP., a Delaware corporation ("Buyer"; each of Buyer and Seller shall be referred to from time to time as a "Party" and collectively as the "Parties").

                                    RECITALS

      This Agreement is entered into in recognition of the following facts and circumstances:

      Seller is the owner of certain assets used in the operation by Seller of a business of providing telecommunications relay services, including without limitation any form of state relay services, Internet protocol relay services or video relay services (the "Business"). Buyer wishes to purchase from Seller, and Seller wishes to sell, transfer, assign and convey to Buyer, such assets as hereinafter more fully described and substantially all of Seller's right, title and interest in and to the Business, upon the terms and conditions set forth in this Agreement.

      As of the Closing, Stellar Nordia Services LLC ("Stellar") will provide Buyer services in connection with the management of the Business. Inasmuch as Stellar expects to employ the majority of the employees employed in the Business, by virtue of employment offers it may make to such employees, and will lease certain call centers from which the Business is operated, the Parties will transition certain aspects of the Business directly from the Seller to Stellar at the Closing pursuant to the Management Services Agreement between Stellar and Buyer which shall be executed concurrent with the execution of this Agreement (or pursuant to the Transition Services Agreement between Stellar and Buyer to be executed on the Closing Date, as contemplated by the Management Services Agreement).

      As a condition to Seller's execution of this Agreement, GoAmerica, Inc., the parent company of Buyer, is executing a Guarantee in the form set forth as Exhibit F to this Agreement.

      In consideration of the premises, and of the mutual promises and agreements herein contained, and intending to be legally bound, the Parties hereby agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

      1.1 Definitions. The terms set forth below shall have the following meanings in this Agreement:

      "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person, and "control", "controlling" or "controlled" as to any Person shall mean the power, whether exercised directly or through one or more intermediates, to direct or cause the direction of the management and policies of such Person, whether through the majority ownership of voting securities, by contract or otherwise.

      "Agreement" is defined in the Preamble.

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      "AIM Measurement Period" is defined in Section 2.5(a).

      "AIM Minutes" is defined in Section 2.5(a).

      "Ancillary Documents" means, in each case, between the Buyer or its designee and the Seller or its designee, the Bill of Sale, the Assignment and Assumption Agreement, the Commercial Services Agreement, the IP License Agreement, the Transition Services Agreement, and the Facilities Use Agreement.

      "Asserted Liability" is defined in Section 8.4.1.

      "Assignment and Assumption Agreement" is defined in Section 3.2.1(c).

      "Assumed Closing Date Net Working Capital" is defined in Section 2.4.2(a).

      "Assumed Liabilities" is defined in Section 2.2.

      "Base Purchase Price" is defined in Section 2.4.1.

      "Benefit Maintenance Period" is defined in Schedule 7.1.

      "Bill of Sale" is defined in Section 3.2.1(b).

      "Books and Records" is defined in Section 2.1.1(h).

      "Business" is defined in the Recitals.

      "Business Day" means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to close.

      "Buyer" is defined in the Preamble.

      "Buyer Indemnified Party" is defined in Section 8.2.

      "Buyer Meeting" means a special or annual meeting of Buyer's stockholders to be called for the purpose, among other things, of seeking the stockholder approval described in Section 6.1.5.

      "Buyer Objection Notice" is defined in Section 2.4.2(b).

      "Buyer Plan" is defined in Schedule 7.1.

      "Buyer's FSA" is defined in Schedule 7.1.

      "Carve-Out Financial Statements" is defined in Section 5.4.

      "Claim Notice" is defined in Section 8.4.1.


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      "Closing" is defined in Section 3.1.

      "Closing Date" is defined in Section 3.1.

      "Closing Date Net Working Capital" is defined in Section 2.4.2(a).

      "Closing Date Net Working Capital Schedule" is defined in Section
2.4.2(b).

      "Closing Payment" is defined in Section 3.2.2(a).

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Commercial Services Agreement" means an agreement to be entered into at Closing between Buyer or Stellar and Seller or an Affiliate of Seller, providing for the provision of certain commercial services by Seller and/or its Affiliates after the Closing, which agreement will incorporate the services and pricing terms set forth in Exhibit B.

      "Commitment Letters" is defined in Section 4.2.6.

      "Competing Business" is defined in Section 7.4.1.

      "Contract" means any Customer Contract, Equipment Lease, Facilities Lease, Service Contract or Vendor Contract.

      "Conversation Minute" means a minute of use for a completed interstate or intrastate TRS call placed through a TRS center beginning after call set-up and concluding after the last message call unit.

      "Customer Contract" is defined in Section 2.1.1(e).

      "Deposit" is defined in Section 2.4.1.

      "Dispute Resolution Request" is defined in Section 2.4.2(c) and Section 2.5(f).

      "Earn-Out" shall mean an amount of up to eight million dollars ($8,000,000.00) in cash, to be paid by Buyer to Seller as additional consideration for the Purchased Assets as provided herein. The Earn-Out shall be in addition to the Purchase Price.

      "Employee Liabilities" means accrued but unpaid liabilities for vacation and sick leave in respect of the Transferred Employees as of the Closing Date, except that with regard to Transition Employees who become Transferred Employees, "Employee Liabilities" shall mean accrued but unpaid liabilities for vacation and sick leave as of the date such employee begins employment with Buyer or Stellar.

      "Equipment Lease" is defined in Section 2.1.1(c).

      "ERISA" is defined in Section 4.1.14.

      "Excluded Assets" is defined in Section 2.1.4.


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      "Excluded Contract" is defined in Section 2.1.3.

      "Excluded Marks" is defined in Section 2.1.4(h).

      "Facilities" is defined in Section 2.1.1(b).

      "Facilities Lease" is defined in Section 2.1.1(b).

      "Facilities Use Agreement" means an agreement to be entered into at Closing between Buyer and Seller or an Affiliate of Seller providing for the use by Buyer after the Closing of certain of the Shared Facilities, such agreement to be in the form and substance of the agreement annexed hereto as Exhibit A.

      "Financing Agreements" is defined in Section 4.2.6.

      "Fixed Asset" is defined in Section 2.1.1(a).

      "GAAP" means generally accepted United States accounting principles, consistently applied.

      "Governmental Consents" is defined in Section 4.1.10.

      "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, tribunal or other instrumentality of any government, whether federal, state, provincial, territorial or local, domestic or foreign, that has, in each case, jurisdiction over the matter in question.

      "In-Scope Employee" is defined in Schedule 7.1.

      "Intellectual Property" means all Statutory Intellectual Property and Non-Statutory Intellectual Property.

      "IP License Agreement" is defined in Section 2.1.2.

      "Law" is defined in Section 4.1.9.

      "Licensed Intellectual Property" is defined in Section 2.1.2.

      "Lien" means any lien, pledge, charge, mortgage, hypothecation, deed of trust, security interest or other encumbrance.

      "Losses" is defined in Section 8.2.

      "Management Services Agreement" means an agreement entered into between Buyer and Stellar whereby Stellar will provide services to Buyer and which contemplates that pursuant to a separate agreement a substantial portion of the employees employed in the Business shall be offered employment by Stellar. A summary of the terms of the Management Services Agreement is annexed hereto as Exhibit C.


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      "Material Adverse Effect" means any change, effect, event, occurrence, condition or development or state of facts that is materially adverse to the assets, liabilities, customer or supplier relationships, financial condition, operations or results of operations of the Business; provided, however, in each case, not including any change, effect, event, occurrence, condition or development or state of facts that (A) is generally applicable to the U.S. economy, (B) is generally applicable to the industry in which the Business operates (including without limitation any revision of rates by NECA), (C) results from the execution of this Agreement, the announcement of this Agreement, the consummation of the transactions contemplated hereby, the identity of Buyer or any breach by Buyer of any provision hereof, or (D) relates to changes in generally accepted accounting principles generally applicable to companies engaged in a business which is the same as or similar to the Business occurring after the date of this Agreement.

      "Material Contract" means any of the Customer Contracts and the Facilities Leases.

      "NECA" is defined in Section 2.1.1(f).

      "Net Working Capital" means the sum of: (x) all Trade Receivables, plus
(y) prepaid expenses related to marketing, minus (z) Employee Liabilities.

      "Non-Disclosure Agreement" is defined in Section 5.8.

      "Non-Statutory Intellectual Property" means all unpatented inventions (whether or not patentable), trade secrets, know-how and proprietary information, including but not limited to (in whatever form or medium), discoveries, ideas, formulas, drawings, designs, plans, proposals, specifications, processes, procedures, data, information, manuals, reports, financial, marketing and business data, and pricing and cost information, correspondence and notes, and any rights or licenses in the foregoing which may be granted without the payment of compensation or other consideration to and without the consent of any Person; provided, however, that, notwithstanding anything to the contrary, the definition of "Non-Statutory Intellectual Property" shall not include any Statutory Intellectual Property.

      "Non-Transferred Employee" is defined in Schedule 7.1.

      "Order" is defined in Section 4.1.5.

      "Party" is defined in the Preamble.

      "Permitted Lien" means, other than any Lien that individually or together with other Liens materially detracts from the value of the Business, any (i) Lien for Taxes; (ii) mechanics', materialmen's, carriers', workers', repairers' and statutory lien or right in rem or other similar Lien arising or incurred in the ordinary and usual course of business that do not arise out of a current, pending, or threatened dispute known to Seller; (iii) zoning, entitlement or other land use or environmental regulation by Governmental Entities; (iv) easement, covenant, condition, restriction, agreement, state of fact, right of way or other matter or encumbrance of record or identified in the title reports made available to Buyer; (v) lease or sublease to third party tenants; (vi) Lien that does not materially interfere with the operation of the Business as currently


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conducted; and (vii) Lien giving effect to a lessor's or licensor's interest in personal property leased or licensed to the Seller.

      "Person" means an association, a corporation, an individual, a partnership, a limited liability company, an unlimited liability company, a limited liability partnership, a trust or any other entity or organization.

      "Plan" is defined in Section 4.1.14.

      "Price Allocation" is defined in Section 2.6.

      "Proceeding" is defined in Section 4.1.5.

      "Property Taxes" is defined in Section 2.7(a).

      "Proxy Statement" is defined in Section 5.5.1.

      "Purchase Price" is defined in Section 2.4.1.

      "Purchased Assets" is defined in Section 2.1.1.

      "Retained Liabilities" is defined in Section 2.3.

      "Retained Minutes" is defined in Section 2.5(b).

      "Retained Minutes Percentage" is defined in Section 2.5(b).

      "SEC" is defined in Section 5.4.

      "Seller" is defined in the Preamble.

      "Seller Indemnified Parties" is defined in Section 8.3.

      "Seller Objection Notice" is defined in Section 2.5(e),

      "Seller's FRP" is defined in Schedule 7.1.

      "Service Contract" is defined in Section 2.1.1(a).

      "Shared Facilities" is defined in Section 4.1.4(b).

      "Standard Procedure" is defined in Schedule 7.1.

      "Statutory Intellectual Property" means all (i) United States and foreign patents and patent applications of any kind, (ii) United States and foreign works of authorship, mask-works, copyrights, and copyright and mask work registrations and applications for registration, (iii) Trademarks, and (iv) any rights or licenses in the foregoing.

      "Stellar" is defined in the Recitals.


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

      "Tax" means all U.S. federal, state, local, county, provincial, foreign or other taxes, customs, tariffs, imposts, levies, duties, government fees or other like assessments or charges of any kind, including, without limitation, all income, franchise, gross receipts, sales, use, ad valorem, transfer, license, recording, employment (including federal and state income tax withholding, backup withholding, FICA, FUTA or other payroll taxes), environmental, excise, severance, stamp, occupation, premium, prohibited transaction, property, value-added, net worth, or any other taxes and any interest, penalties and additions imposed with respect to such amounts.

      "Tax Return" means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Seller, any of the Subsidiaries, or any of their Affiliates.

      "Termination Date" is defined in Section 9.1(a).

      "Third Party Contractual Consents" is defined in Section 4.1.10.

      "Third Party Intellectual Property" means any Intellectual Property that is not owned by Seller or its Affiliates as of the Closing Date.

      "Trade Payables" is defined in Section 2.2.

      "Trade Receivables" is defined in Section 2.1.1(f).

      "Trademarks" means all trademarks, service marks, trade names, Internet domain names, logos, slogans, and other similar source identifiers, together with all registrations and applications for any of the foregoing.

      "Transferred Employee" is defined in Schedule 7.1.

      "Transferred Intellectual Property" is defined in Section 2.1.1(g).

      "Transition Employee" is defined in Schedule 7.1.

      "Transition Services Agreement" means an agreement to be entered into at Closing between Buyer and Seller or an Affiliate of Seller providing for the provision of services by Seller and/or its Affiliates to Buyer, such agreement to be in the form and substance of the agreement annexed hereto as Exhibit E.

      "True-Up" is defined in Section 2.4.2(a).

      "Vendor Contract" is defined in Section 2.1.1(d).

            1.2 Interpretation. For purposes of this Agreement, unless a different intention is stated, a reference to:


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                  (a) a "Recital," "Article," "Section," "Exhibit" or "Schedule"
is a reference to a recital, article, section, exhibit or schedule of this Agreement;

                  (b) "Agreement" includes any Recital to this Agreement, and words such as "herein," "hereinafter," "hereof," "hereto", and "hereunder" refer to this Agreement as a whole, unless the context otherwise requires;

                  (c) words importing the plural shall include the singular and vice versa, and the use of any gender shall include the other gender;

                  (d) any heading is to be ignored in construing this Agreement; and

                  (e) the use of "include" or "including" shall mean without limitation by reason of enumeration and shall not be interpreted restrictively.

                                   ARTICLE II
                               TRANSFER OF ASSETS

            2.1 The Purchased Assets.

                  2.1.1 Assets. Upon the terms and subject to the conditions contained herein, at the Closing (except as otherwise noted below), Seller shall grant, sell, convey, assign, transfer and deliver to Buyer (or at Buyer's option, to one or more of its designated Affiliates, as specified in writing to Seller at or prior to the Closing) upon the terms and subject to the conditions of this Agreement and free and clear of all Liens except for Permitted Liens, all right, title and interest of Seller in and to the following assets, properties and rights of Seller and no others (collectively, the "Purchased Assets"):

                  (a) All of the equipment, furniture, furnishings, fixtures, computers and other office equipment and supplies and other tangible personal property listed on Schedule 2.1.1(a) (the "Fixed Assets") (provided that the assets noted as "Post-Transition" in the "Notes") column of such schedule shall be retained by Seller during the term of the Transition Services Agreement and shall be transferred to Buyer at the end of such term), and, to the extent assignable without consent of the vendor party thereto or subject to the last sentence of Section 2.1.3, all contracts for maintenance or servicing of the Equipment listed on Schedule 2.1.1(a) (the "Service Contracts");

                  (b) All rights of Seller as of the Closing Date as lessee under the real property leases (the "Facilities Leases") for the call center facilities and the research and development facility (collectively, the "Facilities") listed on Schedule 2.1.1(b);

                  (c) All rights of Seller as of the Closing Date under the leases for equipment listed on Schedule 2.1.1(c) (the "Equipment Leases"); and

                  (d) All rights of Seller under its contracts and purchase orders with vendors listed on Schedule 2.1.1(d) for goods or services to be used in the Business (the "Vendor Contracts");


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                  (e) All rights of Seller under its contracts with customers of the Business listed on Schedule 2.1.1(e) (the "Customer Contracts");

                  (f) All of Seller's trade accounts receivable (including unbilled amounts for services rendered through and including the Closing Date) from State Telecommunications Relay Services agencies, the National Exchange Carrier Association ("NECA"), all other quasi-Governmental Entities and Customer Contracts existing as of the Closing Date (and any causes of action relating to such receivables), excluding accounts receivable from Affiliates of Seller (the "Trade Receivables");

                  (g) All rights in and to the Intellectual Property identified on Schedule 2.1.1(g) under the heading "Transferred Intellectual Property" (the "Transferred Intellectual Property");

                  (h) Copies of all books and records directly related to the operation of the Business, subject to reasonable redactions to exclude information that relates to areas of Seller's business other than the Business (the "Books and Records");

                  (i) All data maintained by Seller in the ordinary course of business relating to all current customers and users of the services provided by the Business including account information associated with customer accounts involving the use of passwords;

                  (j) All Governmental Entity franchises, permits, licenses, agreements, certifications, waivers and authorizations held or used by Seller or any of its Affiliates in connection with, or required for, the Business to the extent transferable;

                  (k) All of Seller's promotional and advertising materials relating primarily to or necessary for the conduct of the Business as presently conducted; and

                  (l) Any and all goodwill of Seller relating to the Business.

                  2.1.2 Licensed Intellectual Property. At the Closing, Seller shall license or cause to be licensed to Buyer, and Buyer shall license from Seller or Seller's Affiliates pursuant to an Intellectual Property License Agreement, such agreement to be in the form and substance of the agreement annexed hereto as Exhibit D (the "IP License Agreement"), the Intellectual Property identified on Schedule 2.1.1(g) under the heading "Licensed Intellectual Property" (the "Licensed Intellectual Property"). To the extent that any Intellectual Property owned by Seller as of the Closing Date is or would be infringed in the conduct of the Business as it exists on the Closing Date (other than Intellectual Property used in the provision of services pursuant to the Transition Services Agreement, Commercial Services Agreement and/or Facilities Use Agreement), and such Intellectual Property is not identified on Schedule 2.1.1(g), Seller shall license such Intellectual Property to Buyer under the terms of the IP License Agreement as if such Intellectual Property were listed on Schedule 2.1.1(g) under "Licensed Intellectual Property."

                  2.1.3 Excluded Contracts. Seller shall use commercially reasonable efforts to obtain all consents, approvals and waivers which are required to be obtained from any Person under any applicable Contract in order to permit the transfer of Seller's rights under each such


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Contract to Buyer. Notwithstanding anything to the contrary herein, Seller shall not be required to transfer to Buyer, and the Purchased Assets shall not be deemed to include, any rights under any Contract if (i) a consent, approval or waiver is required to be obtained from any Person to permit the transfer of Seller's rights under such Contract to Buyer, (ii) such consent does not constitute a Third-Party Contractual Consent set forth on Schedule 4.1.10 and
(iii) after Seller has used commercially reasonable efforts to obtain such consent, approval or waiver, such consent, approval or waiver shall not have been obtained (each such Contract, an "Excluded Contract"). In the event that any Excluded Contract requires Seller to perform services after the Closing and the ability to provide such services has been transferred to Buyer pursuant to this Agreement, then Buyer shall either (x) provide such services on Seller's behalf, or (y) provide such services to Seller as may be reasonably required to enable Seller to meet its obligations under such Excluded Contract, and Seller shall remit to Buyer all payments received with respect to such services to the extent provided by Buyer, less Seller's direct allocated costs incurred in connection with providing such services and maintaining such Excluded Contract. In the event that Buyer deems it prudent to obtain similar services as those provided to Seller under any or all of the Excluded Contracts in order to operate the Business after Closing, Seller shall either (a) provide Buyer (or Buyer's designee), at Buyer's expense, with the same benefits of such contract(s) on the same terms or (b) Seller shall reimburse Buyer for any additional costs (above what Buyer would have paid to Seller pursuant to subsection (a)) that Buyer or Buyer's designee incurs after using commercially reasonable efforts to contract for such services. Notwithstanding anything to the contrary in this Agreement, Seller shall keep in full force and effect all Excluded Contracts that are necessary or desirable to operate the Business properly during the transition period contemplated in any of the Ancillary Documents.

                  2.1.4 Excluded Assets. Notwithstanding anything to the contrary herein, Seller is not granting, selling, conveying, assigning, transferring or delivering to Buyer, and Buyer is not purchasing, any of Seller's right, title and interest in and to the following assets (the "Excluded Assets"):

                  (a) All cash on hand and in financial institutions, cash equivalents, marketable securities and bonds;

                  (b) Accounts receivable other than the Trade Receivables;

                  (c) All federal, state and local income and franchise Tax and Property Tax credits and Tax refund claims with respect to any periods (or portions thereof) ending on or prior to the Closing Date;

                  (d) Consideration paid to, and the other rights that accrue or will accrue for the benefit of, Seller under this Agreement;

                  (e) Corporate minute books, stock certificate books, stock registers, Tax Returns, books of account and other records having to do with the corporate organization of Seller;


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                  (f) Insurance proceeds payable on account of casualty or
liability claims for which Seller may seek recovery under its existing insurance policies with respect to any period (or portions thereof) ending on or prior to the Closing Date;

                  (g) Except as otherwise provided in Schedule 7.1, any assets of any Plan or book accruals relating to any Plan;

                  (h) Any Intellectual Property other than the Transferred Intellectual Property, including any rights to use any trademark, trade name, logo or other mark, name or symbolic representation containing the name "Verizon" or "MCI" (collectively, the "Excluded Marks"); and

                  (i) The assets listed on Schedule 2.1.4.

            2.2 Assumption of Liabilities by Buyer or Buyer's Designee. At the Closing, Buyer and/or Buyer's designee shall accept and assume, and thereafter be fully responsible for and perform, pay or otherwise discharge, in accordance with the respective terms and subject to the respective conditions thereof, all of the liabilities and obligations of Seller under the Contracts (other than the Excluded Contracts) arising after the Closing (collectively, the "Trade Payables"), as well as all liabilities with respect to Transferred Employees as set forth on Schedule 7.1 as well as all liabilities and obligations arising out of the ownership of the Purchased Assets or the operation of the Business after the Closing, as well as any assessments, claims or liabilities (including interest and/or penalties) for Taxes arising out of, accruing or resulting from the operation of the Business or the use, ownership or operation of the Purchased Assets after the Closing Date. The liabilities and obligations assumed by Buyer pursuant to this Section 2.2 are collectively referred to as the "Assumed Liabilities".

            2.3 Retained Liabilities. Buyer shall not and does not by execution and performance of this Agreement or otherwise (including under theories of successor liability) assume or become liable for any obligations, liabilities or indebtedness of Seller, whether relating to the Business or otherwise, whether known or unknown, due or to become due, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, absolute, contingent, executory or otherwise, howsoever or whenever arising, that are not expressly assumed by Buyer or Buyer's designee pursuant to Section 2.2 and Seller shall retain, pay and discharge when due all such obligations, liabilities, and indebtedness (other than the Assumed Liabilities) (the "Retained Liabilities"), including without limitation the following:

                  (a) Any liabilities, obligations, penalties or damages arising under or from as applicable (i) the Contracts in connection with any breaches or defaults thereunder occurring on or before the Closing Date, including any claims relating to any breaches by Seller of any warranty or representation under any Contracts with respect to services rendered on or before the Closing Date, (ii) any damages, fines, interest or penalties assessed against Seller by any Governmental Entity arising out of acts or omissions occurring on or before the Closing Date, (iii) any infringement by Seller on the rights of others in connection with the Business occurring on or before the Closing Date or (iv) fraud, breach, misfeasance, negligence, strict liability in tort, injury to persons or property or under any other theory relating to the Business occurring on or before the Closing Date;


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

                  (b) Any assessments, claims or liabilities (including interest and/or penalties) for Taxes arising out of, accruing or resulting from the operation of the Business, or the use, ownership or operation of the Purchased Assets on or before the Closing Date and/or resulting from the sale, transfer or purchase of the Purchased Assets hereunder, except to the extent otherwise provided in Section 2.7 or Section 10.1;

                  (c) Any liabilities arising under the Excluded Contracts, except as otherwise provided in Section 2.1.3;

                  (d) Any liabilities related to any Plan, except as otherwise provided in Schedule 7.1;

                  (e) Any liabilities related to claims or actions of any kind, including with regard to the payment or nonpayment of bonuses prior to the Closing Date, related to or arising out of the employment or termination by Seller of prior or current employees, including In-Scope Employees; and

                  (f) Any other liabilities and obligations listed on Schedule 2.3(f).

            2.4 Consideration.

                  2.4.1 Purchase Price; Deposit. The aggregate consideration for the Purchased Assets shall be (a) cash in the amount of Fifty Million Dollars ($50,000,000.00) (the "Base Purchase Price", comprising the Deposit and the Closing Payment), as it may be adjusted pursuant to Section 2.4.2 (as so adjusted, the "Purchase Price"), (b) the Earn-Out, and (c) the assumption of the Assumed Liabilities. Prior to or simultaneously with the execution of this Agreement, Buyer shall pay to Seller a cash deposit (the "Deposit") in the amount of One Million Dollars ($1,000,000.00) in immediately available United States funds to an account designated by Seller.

                  2.4.2 Net Working Capital Adjustment.

                  (a) The amount of the Base Purchase Price set forth in Section
2.4.1 was determined, in part, based upon the assumption that the Closing Date Net Working Capital will be Six Million Dollars ($6,000,000.00) (the "Assumed Closing Date Net Working Capital"). Following the Closing, in accordance with this Section 2.4.2, if applicable, the Purchase Price shall be adjusted to reflect the actual Net Working Capital as of 12:01 a.m. on the Closing Date ("Closing Date Net Working Capital") (provided that any Employee Liabilities which are paid out in cash by Seller or its Affiliates on or after the Closing Date shall not be included in the calculation of Closing Date Net Working Capital). This adjustment process shall be referred to as the "True Up." The True Up shall work as follows: if the Closing Date Net Working Capital is greater than Six Million Dollars ($6,000,000.00), then the Purchase Price shall be adjusted upward in an amount equal to the dollar amount by which the Closing Date Net Working Capital is greater than Six Million Dollars ($6,000,000.00). If the Closing Date Net Working Capital is less than Six Million Dollars ($6,000,000.00), the Purchase Price will be adjusted downward in an amount equal to the dollar amount by which the Closing Date Net Working Capital is less than Six Million Dollars (($6,000,000.00), provided that any downward adjustment shall be limited to a maximum of Six Million Dollars ($6,000,000.00). If the amount of the Purchase

Price is adjusted upward from the Base Purchase Price pursuant to this Section 2.4.2, then within ten (10) Business Days after the final determination of the Closing Date Net Working Capital is made hereunder, Buyer shall pay to Seller an amount equal to the amount by which the Purchase Price exceeds the Base Purchase Price. If the amount of the Purchase Price is adjusted downward from the Base Purchase Price, then within ten (10) Business Days after the final determination of the Closing Date Net Working Capital is made hereunder, Seller shall pay to Buyer an amount equal to the amount by which the Purchase Price is less than the Base Purchase Price. For purposes of illustration only, if as of the Closing Date the Trade Receivables are $7,000,000, the prepaid expenses are $1,000,000, and the Employee Liabilities are $500,000, then the Closing Date Net Working Capital would be $7,500,000, and Buyer would accordingly make an additional payment of $1,500,000 to Seller.

                  (b) Within thirty (30) Business Days following the Closing Date, Seller shall prepare and deliver to Buyer a schedule (the "Closing Date Net Working Capital Schedule") setting forth in reasonable detail (including appropriate supporting documentation) Seller's good faith determination of the Closing Date Net Working Capital utilizing the same accounting methods, policies, practices, procedures and adjustments as were used in the preparation of the Carve-Out Financial Statements (and otherwise in accordance with GAAP). If Buyer objects to any amount reflected on the Closing Date Net Working Capital Schedule, Buyer must, within twenty (20) Business Days after receipt thereof, give written notice (the "Buyer Objection Notice") to Seller specifying in reasonable detail Buyer's objections. Any item included on or omitted from the Closing Date Net Working Capital Schedule to which Buyer does not object in a Buyer Objection Notice shall be deemed to be accepted by Buyer and any amounts included within such item shall be deemed to be final, binding and conclusive. If Buyer does not give a Buyer Objection Notice within such time period, Seller's determinations of the amounts on the Closing Date Net Working Capital Schedule shall be final, binding and conclusive on the Parties.

                  (c) With respect to any disputed amounts concerning the Closing Date Net Working Capital Schedule, Buyer and Seller shall meet in person and negotiate in good faith to resolve any such disputes during the ten (10) Business Day period after Seller's receipt of a Buyer Objection Notice. If Buyer and Seller are unable to resolve all such disputes within such period, then, at the written request of either Party delivered to the other Party (a "Dispute Resolution Request"), each of Buyer and Seller promptly shall appoint a knowledgeable, responsible representative to meet and negotiate in good faith to resolve the objections raised in the Buyer Objection Notice. Buyer and Seller intend that these negotiations be conducted by experienced business representatives empowered to decide the issues. The business representatives will meet and attempt to resolve the objections raised in the Buyer Objection Notice within ten (10) Business Days after the date on which the Dispute Resolution Request is delivered. If the business representatives resolve the dispute, such resolution will be memorialized in a written settlement and release agreement, executed within five (5) Business Days thereafter. If the business representatives do not resolve the dispute, Buyer and Seller hereby agree to submit the items remaining in dispute for resolution to an independent auditor, which shall be a recognized regional or national accounting firm mutually acceptable to Buyer and Seller. The independent auditor shall, within twenty (20) Business Days after such submission, determine and report to Buyer and Seller upon such remaining disputed items, and such determination shall be final, binding and conclusive on the Parties hereto. Following the retention of the independent auditor and prior to the issuance of the independent auditor's report, the Parties agree promptly to provide the independent auditor with any and all documents and information, financial or otherwise, reasonably requested by the independent auditor. Buyer and Seller shall bear equally the fees, costs and expenses of the independent auditor and shall each bear their own fees, costs and expenses in connection therewith.

                  (d) After delivery of the Closing Date Net Working Capital Schedule, Seller shall provide Buyer and its authorized representatives reasonable access during normal business hours and without significant disruption to the business of Seller or its Affiliates to (1) all Books and Records and employees of Seller and its Affiliates having relevant information concerning the Closing Date Net Working Capital Schedule and (2) all of Seller's accountants who assisted Seller in preparing the Closing Date Net Working Capital Schedule and such accountants' relevant supporting work papers (subject to such reasonable arrangements regarding confidentiality as may be required by such accountants). Seller shall use commercially reasonable efforts to cooperate with such inquiries as Buyer and its authorized representatives shall make with respect to the preparation of the Closing Date Net Working Capital Schedule. Buyer shall provide Seller and its representatives reasonable access during normal business hours, and without significant disruption to the Business, to all books and records and employees of Buyer and its Affiliates having information directly relevant to the Closing Date Net Working Capital Schedule and/or the trial balance and balance sheet required to be prepared pursuant to paragraph (b) of this Section 2.4 and reasonable cooperation and assistance in connection with the preparation of the Closing Date Net Working Capital Schedule and/or such trial balance and balance sheet.

            2.5 Additional Consideration - Earn-Out.

                  (a) Certain Definitions. As used herein, "AIM Minutes" means the total number of Conversation Minutes of Internet Protocol Relay service provided using the AOL Instant Messenger service. As used herein, "AIM Measurement Period" means the six-calendar-month period beginning on the first day of the first calendar month following the month in which the Closing occurs; provided, however, that if Seller shall have substantially failed to comply with its covenants pursuant to Section 5.9, then such period shall instead begin on the first day of the third calendar month following the month in which the Closing occurs.

                  (b) As additional consideration, Buyer shall pay to Seller the Earn-Out. The Earn-Out shall be determined based on the number of AIM Minutes used by Buyer's customers during the AIM Measurement Period (the "Retained Minutes"), and shall be calculated by dividing the aggregate number of Retained Minutes by 12,207,834, with such quotient being expressed as a percentage (such percentage quotient, the "Retained Minutes Percentage"). The Earn-Out payable by Buyer to Seller shall be as follows, with no rounding up or down of percentages:

--------------------------------------------------------------------------------
Retained Minutes Percentage (%)           Amount of Earn-Out to be paid by Buyer
--------------------------------------------------------------------------------
95-100                                    $8,000,000 (Eight million dollars)
--------------------------------------------------------------------------------
90-94                                     $7,000,000 (Seven million dollars)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
85-89                                     $5,000,000 (Five million dollars)
--------------------------------------------------------------------------------
80-84                                     $2,000,000 (Two million dollars)
--------------------------------------------------------------------------------
75-79                                     $1,000,000 (One million dollars)
--------------------------------------------------------------------------------

In order to illustrate the Earn-Out calculation and payment, if the number of Retained Minutes is 10,200,000, then the Retained Minutes Percentage would be 83.55% and the Earn-Out to be paid by Buyer to Seller would be $2,000,000.

                  (c) Timing of Earn-Out Payment. Buyer shall deliver payment of the Earn-Out, if any, to Seller, in the same manner and to the same account as the Purchase Price is to be delivered (unless Seller shall have specified an alternate account), along with the calculation of Retained Minutes and supporting documentation, including without limitation Buyer's NECA filings reporting the AIM Minutes for the AIM Measurement Period, no later than twenty
(20) Business Days following the end of the AIM Measurement Period.

                  (d) Maintenance and Operation of AIM Business. Buyer covenants that following the Closing until the termination of the AIM Measurement Period, Buyer will conduct the business of providing Internet Protocol Relay service using the AOL Instant Messenger service in substantially the manner conducted by Seller immediately prior to the Closing (except for implementation of systems to screen or block fraudulent calls and for changes in the ordinary course of business which would not reasonably be expected to result in any diminution of the Retained Minutes), and will in no event cause or permit any deterioration in the quality, efficiency or responsiveness of such service, any reduction in the advertising and promotion of such service, or any denigration of such service. In the event Buyer fails to comply with its covenants under this subsection (d), the amount of the Earn-Out payable to Seller will be fixed at $8,000,000 (Eight Million Dollars), irrespective of the number of Retained Minutes. In the event of (x) any termination, disruption or deterioration of AOL Instant Messenger service or (y) any disruption of Internet protocol relay service not reasonably under the control of Buyer during the period between the Closing and the termination of the AIM Measurement Period, the amount of Earn-Out will be equitably adjusted to reflect the number of Retained Minutes that would reasonably be expected to have been accrued in the absence of such event.

                  (e) Seller's Objection Notice. If Seller objects to Buyer's calculation of the Retained Minutes and Earn-Out payment, Seller must, within twenty (20) Business Days after Seller's receipt of the calculation of the Retained Minutes and Earn-Out, give written notice to Buyer specifying in reasonable detail Seller's objections (the "Seller Objection Notice"). Any item included on or omitted from the calculation of the Retained Minutes and Earn-Out to which Seller does not object in a Seller Objection Notice shall be deemed to be accepted by Seller and any amounts included within such item shall be deemed to be final, binding and conclusive. If Seller does not give a Seller Objection Notice within such time period, Buyer's determinations of the Retained Minutes and the Earn-Out shall be final, binding and conclusive on the Parties.

                  (f) Resolution of Disputed Earn-Out. With respect to any disputed amount concerning the Earn-Out, Buyer and Seller shall meet in person and negotiate in good faith to resolve any such dispute during the ten
(10)-Business Day period after Buyer's receipt of a Seller Objection Notice. If Buyer and Seller are unable to resolve any such dispute within such period, then, at the written request of either Party delivered to the other Party (a "Dispute Resolution Request"), each of Buyer and Seller shall promptly appoint a knowledgeable, responsible representative to meet and negotiate in good faith to resolve the objections raised in the Seller Objection Notice. Buyer and Seller intend that these negotiations be conducted by experienced business representatives empowered to decide the issues. The business representatives will meet and attempt to resolve the objections raised in the Seller Objection Notice within ten (10) Business Days after the date on which the Dispute Resolution Request is delivered. If the business representatives resolve the dispute, such resolution will be memorialized in a written settlement and release agreement, executed within five (5) Business Days thereafter. If the business representatives do not resolve the dispute, Buyer and Seller hereby agree to submit the items remaining in dispute for resolution to an independent auditor, which shall be a recognized regional or national accounting firm mutually acceptable to Buyer and Seller. The independent auditor shall, within twenty (20) Business Days after such submission, determine and report to Buyer and Seller upon such remaining disputed items, and such determination shall be final, binding and conclusive on the Parties hereto. Following the retention of the independent auditor and prior to the issuance of the independent auditor's report, the Parties agree promptly to provide the independent auditor with any and all documents and information, financial or otherwise, reasonably requested by the independent auditor. Buyer and Seller shall bear equally the fees, costs and expenses of the independent auditor and shall each bear their own fees, costs and expenses in connection therewith.

                  (g) Access to Books. After delivery of the Earn-Out payment and calculation, Buyer shall provide Seller and its authorized representatives reasonable access during normal business hours and without significant disruption to the business of Buyer or its Affiliates to all books, records and employees of Buyer and its Affiliates having relevant information concerning the Retained Minutes. Buyer shall use commercially reasonable efforts to cooperate with such inquiries as Seller and its authorized representatives shall make with respect to the calculation of the Retained Minutes.

                  (h) Payment of Amounts Not in Dispute. Notwithstanding anything in this Agreement to the contrary, if a Seller Objection Notice has been delivered under subsection (e) above, and the dispute has not been resolved by the payment due date, (i) the amount not in dispute shall be paid as required hereunder and (ii) Buyer shall have no obligation to pay any amount in dispute until twenty (20) Business Days after the date on which the dispute is resolved. Any amount not paid when due shall bear interest at the lesser of (i) prime plus three percent (3%) per annum and (ii) the maximum rate percent allowed by applicable law.

            2.6 Purchase Price Allocation. For all Tax purposes, the Purchase Price and the amount of the Assumed Liabilities shall be allocated in the manner set forth in this Section 2.6 (the "Price Allocation"). Buyer shall prepare a proposed allocation in a manner consistent with Section 1060 of the Code and the regulations promulgated thereunder and shall deliver such proposal to Seller for its review and reasonable approval not later than ninety (90) Business Days after the final Purchase Price is determined hereunder. Seller shall notify Buyer of its agreement to such proposal or of any modifications it wishes to make to such proposed allocation and the basis for such modifications. If Seller proposes any modifications, then Seller and Buyer will attempt in good faith to reach agreement on the Price Allocation prior to the due date for the filing of IRS Form 8594. In the event that Seller and Buyer are unable to agree on the Price Allocation prior to such due date, then each Party will separately file an IRS Form 8594. In the event that Buyer and Seller agree on the Price Allocation (i) each Party agrees to timely file an IRS Form 8594 reflecting the Price Allocation for the taxable year that includes the Closing Date and to make any timely filing required by applicable state or local Law, (ii) such Price Allocation shall be binding on Buyer and Seller for all Tax reporting purposes,
(iii) none of Buyer or Seller or any of their respective Affiliates shall take any position inconsistent with such Price Allocation in connection with any Tax proceeding, except to the extent required by applicable Law, and (iv) if any Taxing Authority disputes such Price Allocation, the Party receiving notice of the dispute shall promptly notify the other Party hereto of such dispute, and the Parties hereto shall cooperate in good faith in responding to such dispute in order to preserve the effectiveness of such Price Allocation.

            2.7 Allocation of Taxes and Expenses.

                  (a) All state, county and local ad valorem Taxes on the Purchased Assets ("Property Taxes") shall be prorated between Buyer and Seller as of the Closing Date, computed by multiplying the amount of Property Taxes for the fiscal period for which the same are levied by a fraction, the numerator of which is the number of days in such fiscal period up to and including the Closing Date and the denominator of which is the number of days in such fiscal period. In connection with such proration of Property Taxes, in the event that actual Property Tax figures are not available at the Closing Date, proration of Property Taxes shall be based upon the actual Property Taxes for the preceding fiscal period for which actual Property Tax figures are available, and re-prorated when actual Property Tax figures become available. All utility charges, gas charges, electric charges, water charges, water rents and sewer rents, if any, relating to the Purchased Assets shall be apportioned between Buyer and Seller as of the Closing Date, computed on the basis of the most recent meter charges or, in the case of annual charges, on the basis of the established fiscal year.

                  (b) All prorations and applicable payments to either Party in connection with this Section 2.7 shall be made, insofar as feasible, on the Closing Date, and the Purchase Price shall be adjusted accordingly. During the three-month period subsequent to the Closing Date, Seller shall advise Buyer, and Buyer shall advise Seller, of any actual changes to such prorations, and the Purchase Price shall be increased or decreased, as applicable, at the end of such three-month period. In the event Buyer or Seller shall receive bills after the Closing Date for expenses incurred before the Closing Date that were not prorated in accordance with this Section 2.7 or that were re-prorated in accordance with this Section 2.7, then Buyer or Seller, as the case may be, shall promptly notify the other Party as to the amount of the expense subject to proration and the responsible Party shall pay its portion of such expense (or, in the event such expense has been paid on behalf of the responsible Party, reimburse the other Party for its portion of such expenses).

                                  ARTICLE III
                                     CLOSING

            3.1 Closing. Unless this Agreement is terminated pursuant to Section 9.1, the closing ("Closing") of the transactions contemplated by this Agreement shall take place at a time and place mutually convenient to and agreed to in writing by the Parties, but not later than five (5) Business Days following the satisfaction or waiver of all conditions to the Parties' obligations to proceed with the Closing as set forth in ARTICLE VI. The date of the Closing is sometimes herein referred to as the "Closing Date". All transactions at the Closing shall be deemed to have taken place simultaneously.

            3.2 Items to be Delivered at Closing. At the Closing and subject to the terms and conditions herein set forth, the Parties shall make the following deliveries:

                  3.2.1 Deliveries by Seller to Buyer at Closing. Seller shall deliver, or cause to be delivered, to Buyer the following:

                  (a) A certificate dated as of the Closing Date and executed by the President or Chief Financial Officer of Seller, certifying that the conditions specified in Section 6.1.1 have been fulfilled and a certificate dated as of the Closing Date and executed by the Secretary or an Assistant Secretary of Seller, certifying as to the certificate of incorporation and by-laws of Seller, the resolutions of Seller's Board of Directors authorizing the sale of assets contemplated hereby and the incumbency of the officers of Seller executing this Agreement and all other agreements contemplated hereby and attaching current copies of such good standing certificates as Buyer shall reasonably request;

                  (b) A bill of sale and other such assignments, endorsements, and other good and sufficient instruments and documents of conveyance and transfer (collectively, the "Bill of Sale"), in form reasonably satisfactory to Buyer and its counsel, which shall be effective to vest in Buyer all of Seller's right, title and interest in and to the Purchased Assets, executed by Seller;

                  (c) An assignment and assumption agreement (the "Assignment and Assumption Agreement"), in form reasonably satisfactory to Buyer and its counsel, whereby Buyer will assume from Seller the due payment, performance and discharge of the Assumed Liabilities, executed by Buyer;

                  (d) The IP License Agreement, executed by Seller or the appropriate Affiliate of Seller;

                  (e) The Transition Services Agreement, executed by Seller or the appropriate Affiliate of Seller;

                  (f) The Facilities Use Agreement, executed by Seller or the appropriate Affiliate of Seller;

                  (g) The Commercial Services Agreement, executed by Seller or the appropriate Affiliate of Seller;

                  (h) The Closing Tax Certificate, executed by Seller or the appropriate Affiliate of Seller, signed under penalties of perjury (i) stating that Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing its U.S. Employer Identification Number and (iii) providing its address, all pursuant to Section 1445 of the Code; and

                  (i) Such other agreements, documents and instruments as Buyer and its counsel may reasonably request.

                  3.2.2 Deliveries by Buyer to Seller at Closing. Buyer shall deliver, or cause to be delivered, to Seller the following:

                  (a) The wire transfer(s) of immediately available United States Dollar funds in the aggregate amount of Forty Nine Million Dollars ($49,000,000.00) or such other amount as required by any adjustments to the Purchase Price that are made in accordance with the first sentence of Section 2.7(b) (the "Closing Payment");

                  (b) A certificate dated as of the Closing Date and executed by the President or Chief Financial Officer of Buyer, certifying that the conditions specified in Section 6.2.1 have been fulfilled and a certificate dated as of the Closing Date and executed by the Secretary or an Assistant Secretary of Buyer, certifying as to the certificate of incorporation and by-laws of Buyer, the resolutions of Buyer's Board of Directors authorizing the purchase of assets contemplated hereby and the issuance of capital stock contemplated by Section 6.1.5, the resolution of Buyer's stockholders authorizing the issuance of capital stock contemplated by Section 6.1.5 and the incumbency of the officers of Buyer executing this Agreement and all other agreements contemplated hereby and attaching current copies of such good standing certificates as Seller shall reasonably request;

                  (c) The Bill of Sale, executed by Buyer,

                  (d) The Assignment and Assumption Agreement, executed by
Buyer;

                  (e) The IP License Agreement, executed by Buyer;

                  (f) The Transition Services Agreement, executed by Buyer or Stellar;

                  (g) The Facilities Use Agreement, executed by Buyer;

                  (h) The Commercial Services Agreement, executed by Buyer or Stellar; and

                  (i) Such other agreements, documents and instruments as Seller and its counsel may reasonably request.

            3.3 Further Assurances. Each Party will cooperate with the other and execute and deliver to the other Party such other instruments and documents and shall use commercially reasonable efforts to take such other actions as may be reasonably requested from time to time by the other Party as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

                  3.3.1 In addition to the actions to be taken pursuant to
Section 5.1, Seller agrees that it shall (at Buyer's expense) cause to be performed such lawful acts and execute any other documents as Buyer may reasonably request in order for Buyer to obtain the full benefit of this Agreement and to permit Buyer's name to be duly recorded in each office, bureau and tribunal in the appropriate jurisdiction as the registered owner or proprietor of each of the rights hereby assigned. Such instruments and documents shall include, without limitation, affidavits, including affidavits of use, and other documents for filing in such jurisdictions as Buyer may from time to time reasonably request.

                  3.3.2 To the extent that Seller is not the true, legal owner with the full authority to assign all right, title and interest in any property included in the Transferred Intellectual Property at the time of execution of this Agreement, Seller shall immediately make all efforts to effect the transfer of all right, title and interest in such property to Buyer without delay. This provision includes, but is not limited to, any intellectual property included within the Transferred Intellectual Property that is owned by an Affiliate of Seller.

                  3.3.3 Seller shall, at any time upon reasonable request, and at Buyer's expense, (i) communicate to Buyer, its successors, assigns or other legal representatives, any facts relating to the Transferred Intellectual Property and the history thereof known to said Seller, (ii) execute all necessary assignment papers to cause the Transferred Intellectual Property to be recorded in the name of Buyer, and (iii) make all rightful oaths and generally do everything necessary or desirable to aid said Buyer, its successors and assigns, to perfect title in the Transferred Intellectual Property anywhere throughout the world.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

            4.1 Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

                  4.1.1 Corporate Existence. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is authorized to do business, and is in good standing, in each state in which the ownership of Purchased Assets or conduct of the Business by it requires it to be so authorized, except to the extent that any failure to be so qualified would not have a Material Adverse Effect upon the Business.

                  4.1.2 Enforceable Obligations. The execution, delivery and performance by each of Seller and its applicable Affiliate of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or entity action on the part of Seller or such applicable Affiliate. This Agreement, assuming due execution and delivery thereof by Buyer, constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors' rights generally. Each of the Ancillary Documents, when duly executed and delivered by Seller or its applicable Affiliate and assuming due execution and delivery thereof by Buyer, will constitute a legally valid and binding obligation of Seller or such applicable Affiliate enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors' rights generally.

                  4.1.3 Title to Assets. Seller has good and valid title to or, in the case of leased properties or properties held under license, a good and valid leasehold or license interest in, all of the Purchased Assets and (ii) Seller holds title to each Purchased Asset which it purports to own, free and clear of any Liens other than Permitted Liens. The representations in this
Section 4.1.3 do not apply to Intellectual Property, as to which only the representations in Section 4.1.4(c) shall apply.

                  4.1.4 Completeness of Assets; Maintenance of the Business.

                  (a) The Purchased Assets, together with the services to be provided pursuant to the Transition Services Agreement, the Commercial Services Agreement and the Facilities Use Agreement and the licenses granted pursuant to the IP License Agreement and the Intellectual Property forming part of the Excluded Assets, are sufficient for the conduct of the Business immediately following the Closing in substantially the same manner as currently conducted, other than the use of the Excluded Marks in the conduct of the Business. The Fixed Assets listed on Schedule 2.1.1(a) constitute all the equipment, furniture, furnishings, fixtures, computers and other office equipment and supplies owned by Seller and material to the Business.

                  (b) Seller does not own any real property or any interest in real property material to the operation of the Business, other than the leasehold interests created under the Facilities Leases and leasehold interests for the facilities described on Schedule 4.1.4(b) (the "Shared Facilities").

                  (c) The Intellectual Property listed on Schedule 2.1.1(g) constitutes all the Intellectual Property known to Seller that is necessary for the conduct of, or used by Seller in the Business. To the extent that it is discovered that Intellectual Property owned by Seller as of the Closing Date is required to conduct the Business as it is conducted on the Closing Date (other than Intellectual Property used in the provision of services pursuant to the Transition Services Agreement, Commercial Services Agreement and/or Facilities Use Agreement), and such Intellectual Property is not listed on Schedule 2.1.1(g), Seller shall grant to Buyer a license to such Intellectual Property under the terms of the IP License Agreement as if such Intellectual Property were listed on Schedule 2.1.1(g) under "Licensed Intellectual Property." Seller has good and valid title to or, in the case of Intellectual Property held under license, a good and valid license interest in, all of the Intellectual Property listed on Schedule 2.1.1(g) (excluding unregistered Trademarks), and Seller holds title to all Transferred Intellectual Property which it purports to own, free and clear of any Liens other than Permitted Liens. Seller has not received any written notice of any pending or threatened action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand that (i) challenges the legality, validity, enforceability, registration, use, or ownership of any Licensed Intellectual Property or Transferred Intellectual Property (other than as indicated on Schedule 2.1.1(g)) or (ii) asserts that any Licensed Intellectual Property or Transferred Intellectual Property infringes or misappropriates (or will infringe or misappropriate) any trademark, trade secret, copyright, patent or other intellectual property of any third party (other than as indicated on Schedule 2.1.1(g)). Seller has not, by any of its acts or omissions, or by acts or omissions of its Affiliates, directors, officers, consultants, agents, or representatives caused any of the Licensed Intellectual Property rights, Transferred Intellectual Property rights or trade secrets that are material to the Business to be transferred to any Person (other than pursuant to the terms of this Agreement or pursuant to the terms of software license agreements or non-disclosure agreements entered into in the ordinary course of the Business). Seller has not, by any of its acts or omissions, or by acts or omissions of its Affiliates, directors, officers, consultants, agents, or representatives caused any of the Licensed Intellectual Property rights, Transferred Intellectual Property rights (excluding any unregistered Trademarks) or trade secrets that are material to the Business to be abandoned, waived, extinguished, or adversely affected to any material extent.

                  (d) To Seller's knowledge, the operation of the Business as such business is currently conducted has not and does not (1) infringe or misappropriate the Intellectual Property or other right of any Person or (2) constitute unfair competition, passing off or unfair trade practices under the laws of any jurisdiction where the Buyer does business.

                  (e) To Seller's knowledge, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Intellectual Property listed on Schedule 2.1.1(g) by any third party, including any employee. Neither Seller nor any of its subsidiaries or affiliates has brought any action, suit or proceeding for infringement or misappropriation of any Intellectual Property listed on Schedule 2.1.1(g) or breach of any agreement related to such intellectual property.

                  (f) No event, fact, circumstance, condition, development, occurrence or change has occurred since December 31, 2006 which has had, or which is reasonably likely to have, a Material Adverse Effect on the Business.

                  4.1.5 Litigation. Except as set forth on Schedule 4.1.5, no litigation, including without limitation any arbitration, investigation or other proceeding of or before any court, arbitrator, mediator or Governmental Entity (collectively, "Proceedings") is pending or, to Seller's knowledge, threatened against Seller with respect to the Purchased Assets, the Business or the transactions contemplated by this Agreement which litigation would reasonably be expected to materially and adversely affect Buyer's ownership, use or enjoyment of the Purchased Assets. Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or Governmental Entity (collectively, "Orders") which would adversely affect Buyer's ownership, use or enjoyment of the Purchased Assets.

                  4.1.6 Facilities Leases. Each Facilities Lease is in full force and effect, all rents due to date under each such lease have been paid, and there exists no default or event of default by Seller or, to the knowledge of Seller, by any other party, or occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default under such lease.

                  4.1.7 Contracts and Commitments. Except as set forth on
Schedule 4.1.7, all of the Contracts (true copies of which have been provided to Buyer) are (assuming due authorization and execution by the other party or parties thereto) valid, binding and in full force and effect. Except as set forth on Schedule 4.1.7, all amounts due to date under each such Contract have been or will be paid, and there exists no event of default by Seller, or occurrence, condition, or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become an event of default, under any such Contract which would give rise to a right of the other party to such contract to terminate such contract.

                  4.1.8 Trade Receivables. The Trade Receivables are valid, and have arisen in the ordinary course of business consistent with past practices and are not to Seller's knowledge subject to any valid defenses, set-offs or counterclaims.

                  4.1.9 Compliance with Law. Seller's ownership and operation of the Purchased Assets and the Business are, and have been, in compliance in all material respects with all applicable federal, state and local laws, statutes, Orders, ordinances and regulations ("Laws").

                  4.1.10 Governmental and Third Party Contractual Consents. Except as set forth on Schedule 4.1.10, no consent or approval of, other action by, or notice to, any Governmental Entity ("Governmental Consents") or any third party pursuant to one or more contractual obligations ("Third Party Contractual Consents") is required in connection with the execution and delivery by Seller of this Agreement or the consummation by Seller of any of the transactions contemplated hereby.

                  4.1.11 Restrictive Documents; Non-Contravention. Seller is not subject to or a party to any charter, by-law, mortgage, Lien, lease, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which would prevent consummation of the transactions contemplated by this Agreement. Except as set forth in Schedule 4.1.11, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate, conflict with or result in the breach of any provision of the charter documents or by-laws of Seller or any Affiliate of Seller; (ii) violate any order, writ, judgment, injunction, award or decree of any court, arbitrator or Governmental Entity against, or to the knowledge of Seller binding upon, Seller or the Purchased Assets; (iii) result in a violation by Seller of any Law, or (iv) violate, conflict with or result in the breach of any term, condition or provision of, or constitute a default or accelerate the performance under, or require the consent of any other party to, any mortgage, indenture, agreement, contract, commitment, lease, plan, license, permit, authorization or other instrument, document or understanding, oral or written, to which Seller is a party or by which Seller is otherwise bound.

                  4.1.12 Taxes.

                  (a) Except for matters that would not have a Material Adverse Effect, Seller or the affiliated, combined or unitary tax group of which Seller is or was a member, as the case may be, has filed, or there have been timely filed on Seller's behalf, all Tax Returns in respect of the Purchased Assets and/or the Business that are required to be filed by it and has paid all Taxes shown thereon.

                  (b) As of the date of this Agreement, there are no Proceedings pending or to Seller's knowledge, threatened with respect to the Purchased Assets and/or the Business in respect of any Tax.

This Section 4.1.12 represents the sole and exclusive representation and warranty of Seller regarding Tax matters.

                  4.1.13 Employees.

                  (a) Schedule 4.1.13 is an accurate and complete list showing the full names and job titles of all In-Scope Employees and all independent contractors engaged by Seller in connection with the Business as of the date of this Agreement. Seller has previously delivered to or made available to Buyer a schedule indicating, for each of the In-Scope Employees, and independent contractors the following information: work location, current annual salary or other compensation, current maximum annual cash bonus incentive, the severance payments and severance benefits to which any such employee would have been entitled on account of an eligible termination under the Verizon Business Severance Plan as in effect as of the Closing Date, net credited service date, whether such employee is full or part-time, whether such employee is classified as exempt or non-exempt for federal and state minimum wage and overtime pay purposes, and whether such employee receives any benefits not generally available to all of Seller's employees and independent contractors or is on disability, worker's compensation or leave of absence. Seller has also previously delivered to or made available to Buyer a description of the current perquisite, holiday, vacation and leave of absence policies of Seller.

                  (b) Except as set forth in Schedule 4.1.13(b), no Proceeding or Order is pending or, to Seller's knowledge, threatened against Seller regarding the labor and employment practices of Seller with respect to the Purchased Assets, the Business or the transactions contemplated by this Agreement. There are no unfunded settlements with respect to any such pending or threatened Proceeding or Order.

                  (c) Except as set forth in Schedule 4.1.13(c), no labor union or other collective bargaining representative has been recognized or certified as the exclusive bargaining representative of any In-Scope Employees; no union or other collective bargaining representative represents any In-Scope Employees, no representation petition is currently pending with respect to any In-Scope Employees, no demands for recognition have been made by any union concerning potential representation of In-Scope Employees, and, to Seller's knowledge, no union or other collective bargaining representative is soliciting signed authorizations from any In-Scope Employees for the purpose of representing such employees; and Seller is not a party to, bound by or negotiating any collective bargaining agreement applicable to any In-Scope Employees. There is no labor strike or labor dispute, slow down, lockout or stoppage, unfair labor practice charge or other material labor dispute actually pending or threatened against or affecting the Purchased Assets or the Business.

                  4.1.14 Employee Benefit Plans. Schedule 4.1.14 lists all employee benefit plans (including but not limited to plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, sales commission, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs, arrangements, or policies and all termination, severance or other contracts or agreements, whether formal or informal, whether or not set forth in writing, whether covering one person or more than one person, and whether or not subject to any of the provisions of ERISA, which are maintained, contributed to or sponsored by Seller or its Affiliates for the benefit of the In-Scope Employees (each item listed on Schedule 4.1.14 being referred to herein individually, as a "Plan" and collectively, as the "Plans"). Seller has made available to Buyer a complete and accurate copy of (i) each written Plan and descriptions of any unwritten Plan (including all amendments thereto whether or not such amendments are currently effective), (ii) each summary plan description and summary of material modifications relating to the Plan, (iii) each trust agreement or other funding arrangement with respect to the Seller 401(k) Salary Savings Plan, and (iv) the two most recently filed IRS Form 5500 relating to the 401(k) Plan. Neither Seller nor any person, trade or business that together with Seller is or was treated as a single employer within the meaning of section 414(b), (c), (m) or (o) of the Code or Section 40011(b) of ERISA, sponsors, maintains or contributes to or has sponsored, maintained or contributed to in the last six (6) years any multi-employer plan within the meaning of Section 3(37) of ERISA. With respect to each Plan subject to Title IV of ERISA, except as set forth on Schedule 4.1.14: (w) there is no accumulated funding deficiency, as set forth in Section 412(a) of the Code or Section 302(a) of ERISA; (x) to Seller's knowledge, no circumstance exists as a result of which Seller could have any direct or indirect material liability to the Pension Benefits Guaranty Corporation or the Internal Revenue Service for any excise tax or penalty; (y) no notice of intent to terminate has been given under Section 4041 of ERISA; and (z) no proceeding to terminate has been initiated under
Section 4042 of ERISA.

                  4.1.15 Broker's and Finder's Fees. All negotiations relative to this Agreement have been carried on by Seller directly without the retention by Seller of any Person who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby.

                  4.1.16 Corporate Approvals. The Board of Directors of Verizon Communications Inc. have approved the consummation of the transactions contemplated hereby.

            4.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

                  4.2.1 Corporate Existence. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  4.2.2 Enforceable Obligations. The execution, delivery and performance by each Buyer of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or entity action on the part of Buyer, other than the stockholder approval described in Section 6.1.5. This Agreement assuming due execution and delivery thereof by Seller, constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors' rights generally. Each of the Ancillary Documents, when duly executed and delivered by Seller or its applicable Affiliate and assuming due execution and delivery thereof by Buyer, will constitute a legally valid and binding obligation of Seller or such applicable Affiliate enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors' rights generally. Buyer has entered into the Management Services Agreement and the Management Services Agreement constitutes a legally valid and binding obligation of the parties thereto.

                  4.2.3 Litigation. No Proceeding is pending or, to Buyer's knowledge, threatened against Buyer, with respect to the transactions contemplated by this Agreement, and to Buyer's knowledge, no investigation that might result in any such Proceeding is pending or threatened.

                  4.2.4 Governmental and Third Party Contractual Consents. Except as set forth on Schedule 4.2.4, no Governmental Consents or Third Party Contractual Consents are required in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of any of the transactions contemplated hereby.

                  4.2.5 Restrictive Documents; Non-Contravention. Buyer is not subject to or a party to any charter, by-law, mortgage, Lien, lease, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which would prevent consummation of the transactions contemplated by this Agreement. Except as set forth on Schedule 4.2.5, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate, conflict with or result in the breach of any provision of the charter documents or by-laws of Buyer; (ii) violate any order, writ, judgment, injunction, award or decree of any court, arbitrator or Governmental Entity against, or to the knowledge of Buyer binding upon, Buyer; (iii) result in a violation by Buyer of any Law; or (iv) violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party to any mortgage, indenture, agreement, contract, commitment, lease, plan, license, permit, authorization or other instrument, document or understanding, oral or written, to which Buyer is a party or by which Buyer is otherwise bound.

                  4.2.6 Financing. Buyer has, prior to the date hereof, delivered to Seller true and complete copies of written commitments of Clearlake Capital Group, L.P. to provide Buyer with equity and debt financing sufficient to fulfill its obligations to pay the Purchase Price and Earn-Out hereunder (the "Commitment Letters"). Buyer or Buyer's affiliate has entered into Stock Purchase Agreements and a Credit Agreement with Clearlake Capital Group, L.P. (collectively, the "Financing Agreements") which provide for the provision of financing on the terms provided for in the Commitment Letters.

                  4.2.7 Broker's and Finder's Fees. Other than Buyer's engagement of Daniels & Associates, L.P., all negotiations relative to this Agreement have been carried on by Buyer directly without the retention by Buyer of any Person who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby.

                  4.2.8 Corporate Approvals. The Board of Directors of Buyer has approved the consummation of the transactions contemplated hereby.

            4.3 Warranties Exclusive. Except for the express representations and warranties made by Seller in Section 4.1 and in the Ancillary Documents, Seller makes no representations or warranties, express or implied, concerning the Purchased Assets or the Business or the other matters covered therein. Except for the express representations and warranties made by Buyer in Section 4.2, Buyer makes no representations or warranties, express or implied, concerning the matters described therein.

                                   ARTICLE V
                           AGREEMENTS PENDING CLOSING

            5.1 Cooperation. Upon the terms and subject to the conditions hereof, each of the Parties agrees to use its commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation obtaining all Government Consents and Third Party Contractual Consents; provided, however, that to the extent the assignment of any Contract or undertaking to be assigned to Buyer as provided herein which is not listed on Schedule 4.1.10 requires the consent of another party thereto, notwithstanding anything to the contrary in any other provision of this Agreement, each Party waives the obligation to obtain such consents, provided that the other Party uses commercially reasonable efforts to obtain such consents and complies with Section 2.1.3. Seller and Buyer shall each be responsible for 50% of all filing fees that are incurred in connection with any Hart-Scott-Rodino Antitrust Improvements Act of 1976 compliance activities, if any, relating to this Agreement but shall each be responsible for all of its own non-filing expenses and legal fees incurred in connection with such filing.

            5.2 Conduct of Business. Between the date of this Agreement and the Closing Date, Seller shall:

                  (a) use commercially reasonable efforts to keep the Business and its organization intact, to keep available the services of the key employees of the Business, to maintain the goodwill of the customers and suppliers of the Business, and to maintain the Purchased Assets in their present condition (ordinary wear and tear excepted);

                  (b) conduct the Business in substantially the same manner as the Business has been conducted heretofore and shall not engage in any transaction relating to the Business other than in the ordinary and customary course of business;

                  (c) comply with all applicable Laws;

                  (d) not create any Liens, other than Permitted Liens, on the Purchased Assets;

                  (e) not become a party to any material Contract with respect to the Business and not renew, terminate or amend any Material Contract;

                  (f) not sell or otherwise dispose of any of the Purchased Assets, except that the Seller may (i) sell inventory in the ordinary course of business, and (ii) dispose of obsolete Purchased Assets;

                  (g) not increase, directly or indirectly, the compensation of any In-Scope Employees, except for reasonable increases in the ordinary course of business consistent with past practices, nor enter into any collective bargaining agreement relating to the Business, nor create or materially modify any Plan, or the level of benefits under any Plan, nor increase or decrease any severance or termination pay benefit or any other fringe benefit; and

                  (h) not agree to take any action prohibited by paragraphs (d) through (f) above.

            5.3 No Negotiations. Between the date of this Agreement and the Closing Date, neither the Seller nor any of its officers, directors, financial advisors, attorneys or other agents shall, directly or indirectly, encourage, solicit or participate in discussions or negotiations or enter into any agreement with any corporation, partnership, person or other entity or group concerning the sale of all or substantially all of the Purchased Assets or the Business or concerning a merger, consolidation or other business combination involving the Business.

            5.4 Provision of Financial Statements. Although no financial statements were historically prepared for the Business on a stand-alone basis, Seller has commenced the preparation of, and shall use commercially reasonable efforts promptly to provide to Buyer, balance sheets and income and cash flow statements for the Business as of and for the years ended December 31 of each of 2004, 2005 and 2006 and as of the last day of and for such interim periods as Buyer shall require in order to assure that the Proxy Statement and any Current Report on Form 8-K to be filed by Buyer with the Securities and Exchange Commission (the "SEC") prior to the Closing Date complies with all applicable requirements of the SEC relating to the financial statements of the Business (the "Carve-Out Financial Statements"). Seller shall also use commercially reasonable efforts to provide Buyer with (i) an unqualified audit report signed by the firm of Ernst & Young, LLP with respect to each of the annual Carve-Out Financial Statements, (ii) a consent in form and substance reasonably satisfactory to Buyer, executed by such accounting firm as of a date within two
(2) Business Days of each of the dates on which the Carve-Out Financial Statements are filed with the SEC, consenting to the filing by Buyer of such report with the SEC and (iii) an acknowledgment in form and substance reasonably satisfactory to Buyer, executed by such firm as of a date within two (2) Business Days of each such filing, confirming that such firm is independent with respect to the Seller. When audited Carve-Out Financial Statements become available, Seller will provide copies of them to Buyer. Buyer agrees to reimburse Seller for the fees and expenses of Ernst & Young, LLP related to the audited Carve-Out Financial Statements, up to One Hundred Thousand Dollars ($100,000.00), which amount shall be offset against or added to the amount of the Net Working Capital Adjustment payable under Section 2.4.2. In addition, not later than the 15th day of each calendar month following the execution of this Agreement, Seller shall furnish to Buyer a profit and loss statement for the Business for the preceding calendar month, in the form customarily prepared by Seller.

            5.5 Proxy Statement and Other Filings.

                  5.5.1 Promptly after Buyer receives a copy of the Carve-Out Financial Statements Buyer shall file with the SEC a proxy statement (the "Proxy Statement") describing the Buyer Meeting at which Buyer will seek the stockholder approval described in Section 6.1.5. Seller shall cooperate with Buyer in the preparation of the Proxy Statement, it being understood and agreed that such cooperation shall not require anything beyond preparation and provision of the Carve-Out Financial Statements and the associated management's discussion and analysis and review of information in the Proxy Statement relating to Seller and its Affiliates. Buyer shall use its reasonable best efforts to cause the SEC Staff to approve the mailing of the Proxy Statement to Buyer's stockholders as promptly as practicable after such filing, and Buyer shall thereafter transmit the Proxy Statement to its stockholders. Buyer shall also use its commercially reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

                  5.5.2 The Parties shall cooperate and consult with each other and use their commercially reasonable efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Governmental Consents and Third Party Contractual Consents and other permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement. The Parties shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Parties, as the case may be, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties hereto shall act reasonably and as promptly as practicable. Each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

                  5.5.3 The Parties shall, upon request, furnish each other with all information concerning themselves, their Affiliates, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement and any other statement, filing, notice or application made by or on behalf of the Parties or any of their respective Affiliates to any Governmental Entity in connection with the transactions contemplated by this Agreement. Each Party agrees promptly to advise the other Parties if at any time prior to the Buyer Meeting any information provided by such Party for the Proxy Statement becomes incorrect or incomplete in any material respect and promptly to provide Buyer with the information needed to correct such inaccuracy or omission.

            5.6 Supplemental Disclosure. Seller shall have the right from time to time prior to the Closing to supplement any Schedule with respect to any matter that arises or becomes known by Seller after the date hereof and that would have been required or permitted to be set forth or described in the Disclosure Schedules had such matter existed or been known to Seller as of the date of this Agreement. Any such supplemental disclosure will be deemed to have cured any breach of any representation or warranty made in this Agreement (it being understood that the consummation of the Closing will be deemed to constitute a waiver of any such breach) arising before Closing, but will not be deemed to have been disclosed as of the date of this Agreement for purposes of determining whether or not the condition set forth in Section 6.1.1 has been satisfied.

            5.7 Closing Conditions; Representations and Warranties. Each of the Parties covenants and agrees that pending the Closing and except as otherwise specified in this Agreement it shall use commercially reasonable efforts to ensure that the Closing conditions contained in ARTICLE VI are met and that its material representations and warranties remain true in all material respects on an ongoing basis and shall promptly inform the other Party if it discovers that any such Closing condition cannot be met or any such representation or warranty was either materially incorrect when made or has become materially incorrect.

            5.8 Access. Seller shall give Buyer's officers, employees, counsel, accountants and other representatives access to and the right to inspect, during normal business hours and on reasonable notice, the Purchased Assets and records pertaining thereto, and shall permit them to consult with and interview Seller's officers, employees, accountants, and agents for the purpose of making such investigation of the Purchased Assets as Buyer shall reasonably desire to make, provided that such inspection and investigation activities shall not unreasonably interfere with Seller's business operations. Seller shall notify Buyer as promptly as practicable of any significant change in the ordinary course of business for the Business and of any material litigation or other proceedings (threatened or pending) involving or affecting the Business or the transactions contemplated by this Agreement and of any unbudgeted capital expenditure or commitment in excess of $100,000, individually, or $500,000 in the aggregate, relating to the Business, and shall use reasonable efforts to keep Buyer fully informed of such events. Buyer shall give Seller's officers, employees, counsel, accountants and other representatives access to all documentation and information related to Buyer's financial condition and ability to pay the Purchase Price and Earn-Out as reasonably requested by Seller, and shall permit them to consult with Buyer's officers, employees, accountants, agents and lenders for the purpose of assessing Buyer's financial condition and ability to pay the Purchase Price and Earn-Out. Any information provided to Buyer or Seller or their respective representatives in accordance with this
Section 5.8 or otherwise pursuant to this Agreement shall be subject to the terms of the Non-Disclosure Agreement dated as of July 24, 2006, between Buyer and Seller (the "Non-Disclosure Agreement").

            5.9 Middleware Access. From the date of this Agreement, through Closing, Seller shall license to Buyer, pursuant to the Transitional Use Intellectual Property License Agreement being executed contemporaneously with this Agreement, certain Intellectual Property for Buyer's use in developing certain middleware (as such term is commonly used in the information technology/telecommunications industries) in order to accomplish the transition of Internet protocol-based traffic from Seller's network to Buyer's network. The development of such middleware shall be at Buyer's sole expense, and Seller shall have no obligation to assist in (beyond provision of access to such technology and Intellectual Property), nor any liability for the failure to develop, or for any results or consequences of the use of, any such middleware. Any middleware so developed shall be and remain Seller's sole property unless and until the Closing occurs, and shall be transferred by Seller to Buyer at Closing. If this Agreement is terminated pursuant to Section 9.1, Buyer's access to technology and

Intellectual Property shall automatically be terminated and Buyer shall immediately return to Seller all technology and Intellectual Property provided to Buyer pursuant to this Section and all middleware developed pursuant to this Section.

                                   ARTICLE VI
                       CONDITIONS PRECEDENT TO THE CLOSING

            6.1 Conditions Precedent to Buyer's Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent unless waived in writing by Buyer:

                  6.1.1 Representations, Warranties and Covenants. All representations and warranties of Seller contained in this Agreement, in any schedule or exhibit hereto or in any instrument, document or certificate delivered by Seller to Buyer pursuant to the provisions hereof, shall be true in all material respects (or, with respect to representations and warranties that are qualified as to materiality, true in all respects) on the Closing Date with the same effect as though such representations and warranties were made as of such date, except for changes contemplated by this Agreement, and Seller shall have performed in all material respects all covenants and agreements required by this Agreement to be performed by it on or prior to the Closing Date.

                  6.1.2 No Litigation. No Proceedings by any Governmental Entity or other Person shall be pending or threatened for the purpose of enjoining or preventing, or which question the validity or legality of, any of the transactions contemplated hereby.

                  6.1.3 Consents and Approvals. The Governmental Consents listed in Schedules 4.1.10 and 4.2.4 and the Third Party Contractual Consents shall have been obtained and shall be effective.

                  6.1.4 Carve-Out Financial Statements. Prior to the filing of the Proxy Statement with the SEC and no later than two (2) Business Days before the Closing, Seller shall have provided Buyer with the Carve-Out Financial Statements and such other reports, consents, acknowledgments and writings as are contemplated by Section 5.4.

                  6.1.5 Stockholder Approval. The stockholders of GoAmerica, Inc. shall have approved the acquisition of the Purchased Assets contemplated by this Agreement and the issuance of all shares of capital stock of GoAmerica, Inc. specified in the Financing Agreements, such approval to conform to all applicable requirements of The Nasdaq Stock Market and the laws of the State of Delaware.

                  6.1.6 No Material Adverse Effect. No occurrence or condition (alone or together with other occurrences or conditions) giving rise to a Material Adverse Effect shall have occurred since the date of this Agreement.

            6.2 Conditions Precedent to Seller's Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent unless waived in writing by Seller:

                  6.2.1 Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement, in any schedule or exhibit hereto or in any instrument, document or certificate delivered by Buyer to Seller pursuant to the provisions hereof, shall be true in all material respects (or, with respect to representations and warranties that are qualified as to materiality, true in all respects) on the Closing Date with the same effect as though such representations and warranties were made as of such date, except for changes contemplated by this Agreement, and Buyer shall have performed in all material respects all covenants and agreements required by this Agreement to be performed by it on or prior to the Closing Date.

                  6.2.2 No Litigation. No Actions by any Governmental Entity or other Person shall have been instituted or threatened for the purpose of enjoining or preventing, or which question the validity or legality of, any of the transactions contemplated hereby.

                  6.2.3 Consents and Approvals. The Governmental Consents listed in Schedules 4.1.10 and 4.2.4 and the Third Party Contractual Consents shall have been obtained and shall be effective.

                                  ARTICLE VII
                                OTHER AGREEMENTS

            7.1 Employees and Employee Benefits. Buyer or Buyer's designee shall make bona fide offers of employment to all In-Scope Employees (as defined in Schedule 7.1) in accordance with, and shall otherwise in all respects comply with, the procedures and obligations set forth in Schedule 7.1. Between the date of this Agreement and the Closing Date, Seller shall permit Buyer or Buyer's designee to conduct interviews with In-Scope Employees having rank of Manager or above for purposes of planning Seller's post-Closing staffing, provided that Buyer or Buyer's designee shall give reasonable prior notice of whom it wishes to interview and its preferred dates for the interview, any such interviews shall be coordinated through Seller, such interviews shall be at times and locations satisfactory to Seller, and Seller shall have the right to have a Seller representative present during any or all such interviews. To the extent required by, and in accordance with, the Worker Adjustment and Retraining Notification Act ("WARN") and any applicable state law, Seller shall provide any required WARN notices to the In-Scope Employees.

            7.2 Expenses. Each Party shall pay its own expenses relating to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby, including without limitation the fees and expenses of their respective counsel, accountants and financial advisers.

            7.3 Public Announcements. No Party shall issue a press release, make publicly available any document or make any public statement concerning this Agreement, the terms hereof or the transactions contemplated hereby without obtaining the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, except to the extent that such Party, or a publicly held parent company of such Party, is required to issue such a press release, to make available such a document or to make such a public statement under the rules of


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

a stock exchange or self-regulatory association on which such Party's or such Party's ultimate parent company's securities are listed, or pursuant to any applicable Law.

            7.4 Covenant Not to Compete or Solicit Employees.

                  7.4.1 Seller agrees that it will not, and will cause its Affiliates not to, engage or participate, directly or indirectly, as principal, agent, employer, consultant or in any other capacity whatsoever, in the conduct or management of, or own (legally or beneficially), or have the right or option to acquire, any direct or indirect interest in any business that engages, directly or indirectly, in providing telecommunications relay services, including without limitation any form of Internet protocol relay services or video relay services, in the United States (a "Competing Business"), for a period of two (2) years after the Closing Date. Notwithstanding the foregoing, the foregoing covenant shall not prohibit Seller or its Affiliates from:

                  (a) owning, or having the right or option to acquire, any passive investment not involving the furnishing of personal services, consulting or any involvement in operations, in any business; provided that such investment constitutes not more than ten percent (10%) of the aggregate equity interests in such business and such equity interests are, at the time of acquisition by Seller or its affiliates, registered under the Securities Exchange Act of 1934, as amended;

                  (b) acquiring (including without limitation by purchase, merger or consolidation) any entity which includes a Competing Business, provided that such Competing Business accounted for not more than ten percent (10%) of the revenues of such acquired entity in the last full fiscal year of such entity prior to the acquisition;

                  (c) providing any service required to be provided by Seller or its Affiliates by applicable Law.

                  7.4.2 Covenant Regarding Employees. Except (i) with respect to the employees listed on Schedules 7.1(a) and 7.4.2, (ii) with Buyer's, Buyer's Affiliates or Stellar's consent, or (iii) with respect to employees who are terminated by Buyer, Buyer's Affiliates or Stellar, neither the Seller nor its Affiliates will, for a period of one (1) year after the Closing Date, directly or indirectly, employ, engage or contract (or contact or solicit for the purpose of employing, engaging or contracting, other than through the general solicitation of an open position) for the services in any capacity of any person who is employed by the Business on the date hereof (or who is so employed immediately prior to the Closing Date), unless (x) the employment of such Person is terminated by Stellar, Buyer or Buyer's Affiliates prior to any such employment, engagement, contract, contact or solicitation by Seller or its Affiliates, or (y) such person responds to a general solicitation of an open position.

                  7.4.3 Acknowledgment. Seller agrees that the covenants set forth in this Section 7.4 are appropriate and reasonable when considered in light of the nature and extent of the Business that is being effectively acquired by Buyer hereunder, and which includes the goodwill of the business of Seller. Seller acknowledges that (i) Buyer has a legitimate interest in protecting the Business and the Purchased Assets, (ii) the covenants set forth in this Section 7.4 are not oppressive to Seller and contain reasonable limitations as to time, scope, geographical area and activity, (iii) the covenants set forth in this
Section 7.4 do not harm in any manner whatsoever the public interest, (iv) Seller is agreeing to such covenants in order, among other things, to induce Buyer to enter into this Agreement and (v) Seller has received and will receive substantial consideration and/or benefits from the consummation of the transactions contemplated by this Agreement, including, but not limited to, the payment of the Purchase Price in accordance with this Agreement.

                  7.4.4 Injunctive Relief. In the event that Seller violates the foregoing covenants set forth in this Section 7.4, then, in addition to any other rights and remedies available, Buyer shall have the right and remedy to have the applicable covenant provisions specifically enforced by any court of competent jurisdiction by way of an injunction or other legal equitable relief, it being agreed that any breach of the applicable covenant would cause irreparable injury to Buyer and damages would be an inadequate remedy.

                                  ARTICLE VIII
                                 INDEMNIFICATION

            8.1 Survival of Representations and Warranties. All representations and warranties made by the Parties in this Agreement or in any certificate, schedule, exhibit, or instrument furnished hereunder shall survive the Closing for a period of six (6) months after the Closing Date, except that the first sentence of Section 4.1.3 shall survive the Closing indefinitely. Notwithstanding the foregoing, it is acknowledged and understood that the limitations set forth in this Section 8.1 shall not apply with respect to any indemnification arising out of Sections 8.2(ii), 8.2(iii), 8.3(ii) or 8.3(iii).

            8.2 Obligation of Seller to Indemnify. Seller hereby agrees to indemnify Buyer, Buyer's Affiliates and Buyer's and its Affiliates' directors, officers and employees (collectively the "Buyer Indemnified Parties") against, and to protect, save and keep harmless the Buyer Indemnified Parties from, and to assume liability for, payment of all liabilities, obligations, losses, damages, penalties, claims, actions, suits, judgments, settlements, out-of-pocket costs, expenses and disbursements (including reasonable costs of investigation, and reasonable attorneys', accountants' and expert witnesses'
fees) of whatever kind and nature (collectively "Losses"), that may be imposed on or incurred by the Buyer Indemnified Parties arising out of (i) the failure of any representation or warranty by Seller contained in Section 4.1, or in any certificate or instrument delivered by Seller hereunder, to be true in any material respect (except to the extent that the representation is already qualified by materiality, in which case such indemnification shall apply to the failure of such representation to be true in any respect), or any material breach (except to the extent that the representation is already qualified by materiality, in which case such indemnification shall apply to any breach) by Seller of a warranty contained in Section 4.1 or in any certificate or instrument delivered hereunder, (ii) any failure by Seller to comply with or perform any agreement or covenant contained in this Agreement or (iii) liabilities (other than Assumed Liabilities) arising from operation of the Business or ownership of the Purchased Assets prior to the Closing Date, including without limitation all Retained Liabilities or (iv) liabilities in respect of any employee benefit policies, plans, arrangements, practices or agreements of Seller as well as any and all liabilities under Title IV of ERISA that may be imposed on the Buyer Indemnified Parties or the Purchased Assets as a result of being a member of Seller's controlled group for purposes of Section 414 of the Code.

            8.3 Obligation of Buyer to Indemnify. Buyer hereby agrees to indemnify Seller, its Affiliates, and its and its Affiliates' directors, officers and employees (collectively the "Seller Indemnified Parties"), and to protect, save and keep harmless the Seller Indemnified Parties from, any Losses that may be imposed on or incurred by the Seller Indemnified Parties arising out of (i) the failure of any representation or warranty by Buyer contained in
Section 4.2, or in any certificate or instrument delivered by Buyer hereunder, to be true in any material respect (except to the extent that the representation is already qualified by materiality, in which case such indemnification shall apply to the failure of such representation to be true in any respect), or any material breach (except to the extent that the representation is already qualified by materiality, in which case such indemnification shall apply to any breach) of a warranty contained in Section 4.2 or in any certificate or instrument delivered hereunder, (ii) any failure by Buyer to comply with or perform any agreement or covenant by Buyer contained in this Agreement or (iii) any Assumed Liability.

            8.4 Indemnification Procedures.

                  8.4.1 Notice of Asserted Liability. In the event that any Indemnified Party desires to make a claim against any Indemnifying Party in connection with any Loss for which it may seek indemnification hereunder (an "Asserted Liability"), the Indemnified Party shall give notice (a "Claim Notice") to the Indemnifying Party of the Asserted Liability and of its claims of indemnification with respect thereto. Failure to give such Claim Notice shall not relieve the Indemnifying Party of its obligations under this ARTICLE VIII except to the extent that the Indemnifying Party shall have been prejudiced thereby. The Claim Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary) of the Losses that have been or may be suffered by an Indemnified Party in connection with such Asserted Liability.

                  8.4.2 Defense of Asserted Liability. In the case of a third party claim, the Indemnifying Party may, at its option, control the defense of the claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to retain counsel of its choice at its own expense and participate in the defense of the claim. If the Indemnifying Party does not assume such defense or the Indemnifying Party notifies the Indemnified Party within twenty (20) Business Days that it will not assume such defense, the Indemnified Party may control the defense of such claim and may settle the claim on behalf of and for the account and risk of the Indemnifying Party, who shall be bound by the result. In all cases, the Party without the right to control the defense of the claim may participate in the defense at its own expense.

                  8.4.3 Cooperation. Each Party shall cooperate and shall use its commercially reasonable efforts to cause its officers and employees to cooperate in the defense or prosecution of any claim for which indemnification is sought hereunder and furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested in connection therewith.

                  8.4.4 Settlements. Except as provided in Section 8.4.2, no Indemnifying Party will be subject to any liability for any settlement made without its written consent (but such consent shall not be unreasonably withheld or delayed). If an Indemnified Party refuses to consent to a bona fide offer of settlement which provides solely for a monetary payment which the Indemnifying Party wishes to accept, the Indemnified Party may continue to pursue such matter, free of any participation by the Indemnifying Party, at the sole expense of the Indemnified Party. In such event, the obligation of the Indemnifying Party shall be limited to the amount of the offer of settlement which the Indemnified Party refused to accept plus the costs and expenses of the Indemnified Party prior to the date the Indemnifying Party notified the Indemnified Party of the offer of settlement.

            8.5 No Consequential or Punitive Damages. Notwithstanding anything in this Agreement to the contrary, in no event shall any Party be liable for indirect, special, consequential or punitive damages, including loss of future revenue or income, or loss of business reputation or opportunity, arising out of a breach of this Agreement, even if advised at the time of breach of the possibility of such damages.

            8.6 Limitations on Indemnification.

                  (a) No claim, action or other Asserted Liability with respect to Losses arising out of a breach of a representation or warranty of Seller or Buyer under this Agreement may be asserted until such time as claims, actions or other Asserted Liabilities with respect to Losses arising out of breaches of representations and warranties of Seller or Buyer, as applicable, under this Agreement shall exceed $1,000,000.00 in the aggregate (in which case Seller or Buyer, as applicable, shall be liable for all Losses only to the extent they are in excess of $1,000,000.00). The total liability of Seller or Buyer (as applicable) hereunder for breaches of representations and warranties shall not exceed $5,000,000.00. Notwithstanding the foregoing, it is acknowledged and understood that the limitations set forth in this Section 8.6 shall not apply with respect to any indemnification arising out of Sections 8.2(ii), 8.2(iii), 8.3(ii) or 8.3(iii).

                  (b) If an inaccuracy in any of the representations and warranties made by Seller or a breach of any covenant of Seller gives rise to an adjustment in the cash Purchase Price, then such inaccuracy or breach shall not give rise to an indemnification obligation under Section 8.2.

            8.7 Mitigation. The Parties shall cooperate with each other with respect to resolving any claim or liability with respect to which one Party is obligated to indemnify the other Party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability. Each Party shall use commercially reasonable efforts to address any claims or liabilities that may provide a basis for an Asserted Liability such that each Party shall respond to any claims or liabilities in the same manner as it would respond to such claims or liabilities in the absence of the indemnification provisions of this Agreement. In the event that any Party shall willfully fail to make such commercially reasonable efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary contained herein, the other Party shall not be required to indemnify any Person for any Loss that could reasonably be expected to have been avoided if such Party, as the case may be, had made such efforts.

            8.8 Exclusive Remedies. After the Closing, except as set forth in
Section 7.4.4 or in the case of fraud or intentional misrepresentation, the indemnification rights of the Parties under this ARTICLE VIII shall be the Parties' exclusive rights and remedies and shall preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against the Indemnifying Party for any claims based on this Agreement.

                                   ARTICLE IX
                                   TERMINATION

            9.1 Termination.

                  (a) Anything herein or elsewhere to the contrary notwithstanding, this Agreement shall terminate automatically if the Closing has not occurred by midnight on December 31, 2007 (the "Termination Date"), except that if one or more Governmental Consents have not been obtained by December 31, 2007, Buyer shall have the option of extending the Termination Date to midnight on March 31, 2008, by providing written notice to Seller by no later than the Termination Date. In addition, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

                        (i) by mutual consent of the Parties;

                        (ii) by Buyer, provided that it is not then in material breach of any of its obligations under this Agreement, if Seller (i) fails in any material respect to perform any of its covenants in this Agreement when performance thereof is due or (ii) has breached in any material respect any of the representations or warranties contained in Section 4.1 of this Agreement, and does not cure such failure or breach within fifteen (15) Business Days after Buyer delivers written notice thereof; provided, however, that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 9.1(a)(ii) if, prior to the expiration of such fifteen (15) Business Day period, Seller delivers a certificate signed by an officer of Seller certifying that (A) Seller reasonably believes that such breach or failure is capable of being cured prior to the Termination Date and (B) Seller shall use its reasonable best efforts to cause such breach or failure to be cured prior to the Termination Date;

                        (iii) by Seller, provided that it is not then in material breach of any of its obligations under this Agreement, if Buyer (i) fails in any material respect to perform any of its covenants in this Agreement when performance thereof is due or (ii) has breached in any material respect any of the representations or warranties contained in Section 4.2 of this Agreement, and does not cure such failure or breach within fifteen (15) Business Days after Seller delivers written notice thereof; provided, however, that Seller shall not be entitled to terminate this Agreement pursuant to this Section 9.1(a)(iii) if, prior to the expiration of such fifteen (15) Business Day period, Buyer delivers a certificate signed by an officer of Seller certifying that (A) Buyer reasonably believes that such breach or failure is capable of being cured prior to the Termination Date and (B) Buyer shall use its commercially reasonable efforts to cause such breach or failure to be cured prior to the Termination Date.

                  (b) In the event of termination pursuant to the provisions of this Section 9.1, this Agreement shall become void and have no effect, without any liability on the part of either

Party or its directors, officers or stockholders in respect of this Agreement, unless a Party committed a breach of or a default hereunder or otherwise failed to exercise commercially reasonable efforts to perform its obligations and to fulfill the conditions to the other Party's obligations hereunder, in which case the aggrieved Party shall be entitled to the remedy of specific performance in addition to any other available legal or equitable remedies.

            9.2 Effect of Termination.

                  9.2.1 In the event that this Agreement is validly terminated in accordance with Section 9.1, then each of the Parties shall be relieved of its respective duties and obligations arising under this Agreement from and after the date of such termination and such termination shall be without liability to Buyer or Seller; provided, that no such termination shall relieve any Party from liability for any breach of this Agreement or other liability arising prior to termination hereof; and provided further, that the obligations of the Parties set forth in Sections 7.2, 7.3, 9.1(b) and 9.2.2 and ARTICLE X shall survive any such termination and shall be enforceable hereunder.

                  9.2.2 If this Agreement is validly terminated by Seller pursuant to Section 9.1(a)(iii), or by either Party as a result of the failure of the Closing to occur by the Termination Date as a result of Buyer's failure to effect the Closing notwithstanding the satisfaction or waiver of all the conditions set forth in Section 6.1, then the Deposit (together with any interest or other income that may have been earned thereon) shall be forfeited to Seller, and Buyer shall have no claim whatsoever thereto. If this Agreement is validly terminated for any other reason, then Seller shall refund the Deposit (excluding any interest or other income that may have been earned thereon to Buyer, to be paid by wire transfer of immediately available United States funds to an account designated by Buyer.

                                   ARTICLE X
                                  MISCELLANEOUS

            10.1 Transfer Taxes. Buyer and Seller shall each pay one-half (50%) of all federal, state and local sales, documentary and other transfer Taxes, if any, due as a result of the purchase, sale or transfer of the Purchased Assets hereunder, whether imposed by Law upon Seller or Buyer. Each Party legally responsible for collection and payment to the Taxing authority of such Taxes shall make such payment, and the other Party shall upon invoice remit 50% of such paid Taxes to the first Party. The Party legally responsible for the filing of a Tax return with respect to any such sales, documentary or transfer Tax shall indemnify, reimburse and hold harmless the other in respect of the failure to file any reports or Tax returns required in connection therewith.

            10.2 Waiver of Jury Trial; Certain Expenses. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDINGS UNDER THIS AGREEMENT. In the event of the bringing of any proceeding by a Party against another Party in respect of any dispute arising out of this Agreement or any matter related hereto the prevailing Party shall be entitled to have and recover from the opposing Party all reasonable expenses, including reasonable attorneys' fees, incurred in connection therewith.

            10.3 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by a Party to the other Party shall be in writing and shall be deemed to have been given (a) upon personal delivery, if delivered by hand, (b) eight (8) Business Days after the date of deposit in the mails, postage prepaid, if mailed by certified or registered mail, or (c) the next business day if sent by a prepaid overnight courier service, and in each case at the respective addresses set forth below or such other address as such Party may have fixed by notice:

                  If to Seller, addressed to:

                        MCI Communications Services, Inc.
                        22001 Loudoun County Parkway
                        Ashburn, Virginia 20147
                        Facsimile: (703) 886-0895
                        Attention: Stephen R. Mooney

                  with a copy (which shall not constitute notice) to:

                        Verizon Communications Inc.
                        140 West Street, 29th Floor
                        New York, New York 10007
                        Facsimile: (908) 766-3813
                        Attention: Marianne Drost, Esq.

                  If to Buyer, addressed to:

                        GoAmerica, Inc.
                        433 Hackensack Avenue, 3rd Floor
                        Hackensack, New Jersey 07601
                        Facsimile: (201) 527-1084
                        Attention: Daniel R. Luis, CEO

                  with a copy (which shall not constitute notice) to:

                        Chadbourne & Parke LLP
                        1200 New Hampshire Avenue, N.W.
                        Suite 300
                        Washington, DC 20036
                        Facsimile (202) 974-5602
                        Attention: Dana Frix, Esq.

            10.4 Successors and Assigns. This Agreement, and the Parties' respective rights and obligations hereunder, may not be assigned, by any Party, other than by change of control, merger, or operation of law. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, executors, administrators, successors and permitted assigns.

            10.5 Severability. In the event any provision of this Agreement is found to be invalid, illegal or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the Parties with the same effect as though the invalid, illegal or unenforceable part had been severed and deleted.

            10.6 Knowledge Convention. Whenever any statement herein or in any Schedule, Exhibit, certificate or other document delivered to Buyer pursuant to this Agreement is made "to Seller's knowledge" or words of similar intent or effect, Seller shall be accountable only for those facts, circumstances or events, which as of the date the representation is given, are actually known to the persons identified on Schedule 10.6.

            10.7 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto which form a part hereof and the Ancillary Documents contain the entire understanding of the Parties with respect to the subject matter contained herein and therein. This Agreement and the Ancillary Documents supersede all prior agreements and understandings, whether written or oral, between the Parties with respect to such subject matter, except for the Non-Disclosure Agreement which remains in full force and effect in accordance with its terms.

            10.8 Amendments and Waivers. This Agreement may not be amended or modified except by written instrument duly executed by each of the Parties. Any term or provision of this Agreement may not be waived without the written consent of the Party entitled to the benefit thereof by a written instrument duly executed by such Party.

            10.9 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights, remedies or other benefits to any Person other than the Parties, all persons entitled to indemnification hereunder and their respective successors and assigns permitted under Section 10.4.

            10.10 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of New York without reference to its conflict of laws provisions. Seller and Buyer hereby voluntarily submit and consent to, and waive any defense to the jurisdiction of the federal or state courts located in the State of New York as to all matters relating to or arising from this Agreement.

            10.11 Schedules and Exhibits. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

            10.12 Counterparts. This Agreement may be executed and delivered originally, by facsimile or electronic signature and in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

                  [Remainder of page intentionally left blank]

                  [Signature page of Asset Purchase Agreement]

      IN WITNESS WHEREOF, and intending to be legally bound, the Parties have duly executed this Agreement as of the date first written above.

ACQUISITION 1 CORP.                       MCI COMMUNICATIONS SERVICES, INC.

By: /s/ Daniel R. Luis                    By: /s/ Francis J. Shammo
    ----------------------                    ----------------------------------
    Name: Daniel R. Luis                      Name: Francis J. Shammo
    Title: President                          Title: Senior Vice President and
                                                     Chief Financial Officer